As filed with the Securities and Exchange Commission on September 29, 2008

Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM S-8

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REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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GelTech Solutions, Inc.

(Exact name of registrant as specified in its charter)

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Delaware	52-2600575
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1460 Park Lane South, Suite 1, Jupiter, Florida 33458

(Address of Principal Executive Offices) (Zip Code)

2007 Equity Incentive Plan

(Full title of the plan)

Michael Cordani

GelTech Solutions, Inc.

1460 Park Lane South, Suite 1

Jupiter, Florida 33458

(Name and address of agent for service)

(561) 427-6144

(Telephone number, including area code, of agent for service)

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Copies to:

Michael D. Harris, Esq.

Harris Cramer LLP

1555 Palm Beach Lakes Blvd., Suite 310

West Palm Beach, Florida 33401

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer		Accelerated filer

Non-accelerated filer	(Do not check if a smaller reporting company)	Smaller reporting company	√

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	3,500,000	$0.88	$3,080,000	$121.04

(1)

Shares of common stock to be registered under the 2007 Equity Incentive Plan. Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of additional shares of common stock that may become issuable as a result of stock splits, stock dividends or similar transactions under the anti-dilution provisions of the 2007 Equity Incentive Plan.

(2)

Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) based on the average of the bid and ask price of the registrant’s common stock as quoted on the OTC Bulletin Board on September 25, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.

Plan Information

We will send or give the documents containing the information specified in Part I of Form S-8 to employees, directors and consultants as specified by the Securities and Exchange Commission Rule 428(b)(1) under the Securities Act of 1933.

Item 2.

Registrant Information and Employee Plan Annual Information

We will furnish without charge to each person to whom the prospectus is delivered, upon the oral or written request of such person, a copy of any and all of the documents incorporated by reference (other than exhibits to such documents). Requests should be directed to the attention of Michael Cordani, GelTech Solutions, Inc., 1460 Park Lane South, Suite 1, Jupiter, Florida 33458, (561) 427-6144.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference.

The documents listed below are incorporated by reference in the registration statement:

•

Our Annual Report on Form 10-K for the year ended June 30, 2008, filed on September 26, 2008 (Commission File Number: 0-52993);

•

All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Annual Report referred to above;

•

The description of our common stock contained in the Registration Statement on Form SB-2 filed on December 20, 2007 (Commission File Number: 333-144736), including any amendments or reports filed for the purpose of updating such description; and

•

All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, from the date of filing of such documents.

Item 4.

Description of Securities.

See the description of our common stock contained in the Registration Statement on Form SB-2 filed on December 20, 2007 (Commission File Number: 333-144736), which is incorporated by reference, including any amendments or reports filed for the purpose of updating the description.

Item 5.

Interests of Named Experts and Counsel.

Harris Cramer LLP, in West Palm Beach, Florida, will pass upon the validity of the common stock offered by the selling stockholders in this offering. Attorneys employed by this law firm own 200,000 shares of our common stock.

Item 6.

Indemnification of Directors and Officers.

Our certificate of incorporation provides that none of our directors will be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•

For any breach of the director’s duty of loyalty to us or our shareholders;

•

For acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

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Under Section 174 of the Delaware General Corporation Law for the unlawful payment of dividends; or

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For any transaction from which the director derives an improper personal benefit.

These provisions eliminate our rights and those of our shareholders to recover monetary damages from a director for breach of his fiduciary duty of care as a director except in the situations described above. The limitations summarized above, however, do not affect our ability or that of our shareholders to seek non-monetary remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty.

Section 145 of the Delaware General Corporation Law provides a corporation with the power to indemnify any officer or director acting in his capacity as our representative who is or is threatened to be made a party to any lawsuit or other proceeding for expenses, judgment and amounts paid in settlement in connection with such lawsuit or proceeding. The indemnity provisions apply whether the action was instituted by a third party or was filed by one of our shareholders. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. We have provided for this indemnification in our Certificate of Incorporation because we believe that it is important to attract qualified directors and officers. We have also entered into Indemnification Agreements with our directors and officers which agreements are designed to indemnify them to the fullest extent permissible by law, subject to one limitation described in the next sentence. We have further provided in our Certificate of Incorporation that no indemnification shall be available, whether pursuant to our Certificate of Incorporation or otherwise, arising from any lawsuit or proceeding in which we assert a direct claim, as opposed to a shareholders’ derivative action, against any directors and officers. This limitation is designed to insure that if we sue a director or officer we do not have to pay for his defense.

We have been advised that the Securities and Exchange Commission believes it is against public policy for us to indemnify our directors and officers for violations of the Securities Act of 1933 and the Securities Exchange Act of 1934. Accordingly, we have agreed that unless our attorneys advise us that the courts have ultimately decided whether the SEC is correct, we will let a court determine whether we can indemnify our directors and officers under such laws.

Item 7.

Exemption from Registration Claimed.

The securities issued under the 2007 Equity Incentive Plan were issued without registration under the Securities Act of 1933 in reliance upon the exemption provided in Section 4(2) and Rule 506 thereunder.

Item 8.

Exhibits.

Exhibit Number	Item
Exhibit 4.1	2007 Equity Incentive Plan (1)
Exhibit 4.2	First Amendment to 2007 Equity Incentive Plan (2)
Exhibit 4.3	Second Amendment to 2007 Equity Incentive Plan (2)
Exhibit 5.1	Legal Opinion
Exhibit 23.1	Consent of Harris Cramer LLP (3)

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(1)

Contained in Form SB-2 filed on July 20, 2007.

(2)

Contained in Form 10-K filed on September 26, 2008.

(3)

Contained in legal opinion.

Item 9.

Undertakings.

A.

The undersigned Registrant hereby undertakes:

(i)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)

To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) of this section do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(ii)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Jupiter, State of Florida, on September 29, 2008.

GelTech Solutions, Inc.

By:	/s/ MICHAEL CORDANI
Michael Cordani, Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ MICHAEL R. HULL	Chief Financial Officer (Principal Financial	September 29, 2008
Michael R. Hull	Officer and Chief Accounting Officer)

/s/ JOSEPH INGARRA	Director	September 29, 2008
Joseph Ingarra

/s/ PETER CORDANI	Director	September 29, 2008
Peter Cordani

/s/ MICHAEL R. DONN, SR.	Director	September 29, 2008
Michael R. Donn, Sr.

/s/ PHIL D. O’CONNELL, JR.	Director	September 29, 2008
Phil D. O’Connell, Jr.

/s/ MICHAEL D. MATTE	Director	September 29, 2008
Michael D. Matte

EXHIBIT INDEX

Exhibit Number	Item
Exhibit 4.1	2007 Equity Incentive Plan (1)
Exhibit 4.2	First Amendment to 2007 Equity Incentive Plan (2)
Exhibit 4.3	Second Amendment to 2007 Equity Incentive Plan (2)
Exhibit 5.1	Legal Opinion
Exhibit 23.1	Consent of Harris Cramer LLP (3)

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(1)

Contained in Form SB-2 filed on July 20, 2007.

(2)

Contained in Form 10-K filed on September 26, 2008.

(3)

Contained in legal opinion.